Exhibit 99.1

McMoRan Exploration Co. Updates

 Gulf of Mexico Drilling and

Main Pass Energy Hub TM Activities

NEW ORLEANS, LA, January 7, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that in connection with an investor conference being held today, Richard C. Adkerson, Co-Chairman, President and CEO of McMoRan, will provide an update on the company’s Gulf of Mexico drilling activities and discuss its proposed Main Pass Energy HubTM offshore LNG project.

McMoRan announced that drilling has commenced at its Dawson Deep prospect at Garden Banks Block 625.  The exploration well, which spud on December 12, 2003, has been drilled to 20,500 feet where casing has been set.  Drilling will continue to a measured depth of 23,700 feet (a true vertical depth of 22,000 feet) to test the deep exploration objectives.  McMoRan has an arrangement with a privately owned company whereby such company is participating in a 20 percent working interest (40 percent of McMoRan’s 50 percent interest).  As a result, McMoRan owns a 30 percent working interest and a 24 percent net revenue interest in the well.  Kerr-McGee Oil & Gas Corporation (NYSE: KMG) operates Dawson Deep and owns a 25 percent working interest.  Nexen Petroleum Offshore U.S.A. Inc. (NYSE: NXY) owns a 15 percent working interest and Cal Dive International, Inc. (NASDAQ: CDIS) owns the remaining 10 percent interest.  The Dawson Deep prospect is located on a 5,760 acre block adjacent to the recently commissioned Gunnison spar facility which achieved first production in December 2003 and is located approximately 150 miles offshore Texas in over 2,900 feet of water.

McMoRan plans to conduct an active exploration program during 2004 and is in discussions with potential investors regarding a program targeting deep gas prospects on the shelf of the Gulf of Mexico, where McMoRan has substantial experience and a large exploration acreage position.  The new program would target deep gas prospects in the shallow waters of the Gulf of Mexico outside McMoRan’s rights in the JB Mountain/Mound Point area discussed below.

McMoRan’s current inventory includes 17 prospects outside the JB Mountain/Mound Point area and McMoRan plans to spud at least three of these exploration prospects in the first quarter of 2004.  The three prospects include the Deep Lombardi prospect at Vermilion Block 208, the Deep Tern prospect at Eugene Island Block 193, and the Phoenix prospect at Eugene Island Block 212/213.  McMoRan has a commitment from a partner to participate in these prospects and arrangements with other participants are being completed.

JB Mountain/Mound Point Area:

McMoRan also announced today a successful production test on the South Marsh Island Block 223 #219 ("JB Mountain No. 2") development well, which was drilled to a total depth of 22,375 feet.  The five hour production test had an initial flow rate of 20.3 million cubic feet of gas per day, 1,116 barrels of condensate per day, (approximately 27 million cubic feet of gas equivalent per day) and 0 barrels of water on a 20/64ths choke.  Flowing tubing pressure was approximately 10,767 pounds per square inch at the end of the test period and 13,106 pounds per square inch shut-in tubing pressure.  Initial production is expected in the first quarter of 2004.

The South Marsh Island Block 223 #221 (“JB Mountain No. 3”) well commenced drilling on December 15, 2003.  This development well, which is drilling below 10,800 feet, has a proposed total depth of 21,000 feet and is located approximately one mile south of the original JB Mountain discovery well.

The JB Mountain and Mound Point deep-gas prospects are located in shallow water depths in an area where McMoRan has rights to an approximate 80,000-acre area and is a participant in an exploration program which includes portions of OCS 310 and portions of the adjoining Louisiana State Lease 340.  The program currently owns a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator is committed to fund all of the costs attributable to McMoRan’s interests in the JB Mountain and Mound Point prospects and will own all of the program’s interests until the program’s aggregate production from the prospects totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.

McMoRan also announced that the Hurricane exploratory well at South Marsh Island Block 217 has been drilled to a total depth of 20,224 feet.  Wireline logs have indicated the presence of potential hydrocarbon accumulations. The operator is preparing to conduct a production flow test on this well.  As previously announced, the Hurricane well is located approximately two miles northwest of the JB Mountain discovery well.  McMoRan’s net revenue interest in the well approximates 19.4 percent.  McMoRan would participate in any production from this well immediately as it is not subject to the production sharing arrangement with its exploration program partner. McMoRan and its partners intend to use the data from this well to evaluate additional drilling at the Hurricane prospect.

Main Pass Energy HubTM Project:

McMoRan continues to progress the establishment of an offshore energy hub at Main Pass Block 299 in the Gulf of Mexico to receive, process, store and distribute LNG and natural gas.  Advantages of the Main Pass facility include its close proximity to shipping channels and pipelines, significant storage capacity in its two-mile diameter salt dome, timing of construction and operating cost advantages over other proposed projects.  In addition, the offshore location of the terminal would serve to mitigate the security, safety and environmental issues faced by onshore facilities.

McMoRan has completed conceptual engineering for the project and intends to file a license application with the U.S. Coast Guard in the first quarter of 2004.  There is significant interest regarding supply and distribution for the project and McMoRan is advancing commercial arrangements in parallel with the permitting process.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities, anticipated and potential production and flow rates, a potential new exploration program, and the potential Main Pass Energy HubTM project and the related permitting process.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project.  Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission

#     #     #